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                                                                  Exhibit 8








                                                          January 30, 1997


The First National Bank of Chicago
Corporate Trust Administration
One First National Plaza
Chicago, Illinois, 60670-0126

Investors Bank & Trust Company
89 South Street
Boston, Massachusetts 02111

Dear Sirs:

                  As counsel for PaineWebber Incorporated (the "Depositor"), we have examined an executed copy of the Trust Indenture and Agreement dated as of January 30, 1997 (the "Indenture") and Standard Terms and Conditions of Trust, dated as of September 1, 1990 (the "Agreement"), both between the Depositor, and Investors Bank & Trust Company and The First National Bank of Chicago as Co-Trustees. The Indenture established a trust called PaineWebber Pathfinders Trust, Treasury and Growth Stock Series 20 (the "Trust") into which the Depositor deposited certain United States Treasury obligations, or evidences thereof, and stocks (the "Securities"), and moneys to be held by the Co-Trustees upon the terms and conditions set forth in the Indenture and Agreement. Under the Indenture, certificates of ownership were issued on the Initial Date of Deposit representing 1,000,000 units of fractional undivided interest in the Trust (the "Units").

                  Based upon the foregoing and upon an examination of such other documents and an investigation of such matters of law as we have deemed necessary, we are of the opinion that, under existing statutes and decisions:

         1. The Trust is not an association taxable as a corporation for Federal income tax purposes. Under the Internal Revenue Code of 1986, as amended (the "Code"), each holder of a certificate of ownership (a "Unitholder") will be treated as the owner of a pro rata portion of the Trust, and income of the Trust will be treated as income of the Unitholder.


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SIGNATURE




                  2. Each Unitholder will have a taxable event when the Trust disposes of a Security (whether by sale, exchange, redemption, or payment at maturity) or when the Unitholder redeems or sells its Unit. For purposes of determining gain or loss, the total tax cost of each Unit to a Unitholder is allocated among each of the Securities, in accordance with the proportion of the Trust comprised by each Security, to determine the Unitholder's per Unit tax cost for each Security.

                  3. The Trust is not an association taxable as a corporation for New York State income tax purposes. Under New York State Law, each Unitholder will be treated as the owner of a pro rata portion of the Trust, and the income of the Trust will be treated as income of the Unitholders.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement (File No. 333-15799) relating to the Units referred to above and to the use of our name and to the reference to our firm in said Registration Statement and in the related Prospectus.

                               Very truly yours,



                               ORRICK, HERRINGTON & SUTCLIFFE LLP